Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Second Quarter Results and
Announces Stock Buyback Program

JERSEY CITY, New Jersey, July 26, 2012 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the second quarter and first six months of 2012.  The Company also announced a stock buyback program of up to $10.0 million of Class B common shares.

Second Quarter Highlights
•
Sales for the second quarter of 2012 decreased 7.5% to $73.2 million compared to $79.2 million for the second quarter of 2011, but increased 11.7% sequentially compared to $65.6 million for the first quarter of 2012.

•	GAAP net earnings for the second quarter of 2012 were $1.5 million, or $0.11 per diluted Class A share and $0.13 per diluted Class B share.
•	Made progress in streamlining operations by adopting a restructuring program expected to save approximately $4.2 million annually with full implementation expected by the end of the year.
•	Launched a new website to better serve customers and investors.
•	Board authorizes common share buyback program.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "Bel's operating profit has now increased for two consecutive quarters, despite continued pressure on margins due to lower volumes and increases in certain material and labor costs that have outstripped price increases during the past year.  The decrease in sales in the second quarter, compared to the second quarter of 2011, was concentrated in our modular products group.
"Bel has recorded pre-tax expenses related to our corporate restructuring program of about $0.4 million in the first half of 2012.  We currently estimate an additional $4.1 million in pre-tax expenses associated with these steps in the second half of the year.  We expect the program to reduce our operating costs by approximately $4.2 million annually once it is fully implemented.  We expect full implementation by the end of this year.
"As part of this program, we recently announced that we will close our Cinch North American manufacturing facility in Vinita, Oklahoma by year end, and move the operation to a new facility in McAllen, Texas, just across the Mexican border from Reynosa where we already have a factory that does some of the processing for many of the Vinita parts.  Having our facilities closer together will lower our transportation and logistics costs, as well as reduce lead- times for our customers.  We also are taking a variety of overhead cost reduction steps at our facilities in Asia, which we expect to benefit our operating results beginning in the third quarter. The amount of these savings and the cost to implement them are not yet fully developed, but they will be in addition to the costs and savings mentioned above."

(more)

Bel Reports Second Quarter Results
July 26, 2012
Page Two

Bernstein continued, "Product development in non-commodity areas is key to the success of our growth strategy.  Last month we opened a technical office in Toulouse, France to support sales of Cinch's next-generation fiber optic technology products to the European aerospace industry.  Together with the recent acquisition of Gigacom Interconnect AB and its EBOSA® expanded beam fiber technology, our new Toulouse technical office in the center of the European aerospace industry advances our strategy to focus on growth opportunities in military and aerospace markets.  The EBOSA technology allows us to offer connector products that support our customers' critical performance requirements for higher data transfer speeds and lower weight.  In addition to our own product development efforts, we are talking to other connector suppliers regarding the incorporation of our EBOSA technology into their products. We are optimistic about these new growth opportunities.
"We also are exploring several potential acquisitions representing a total of about $80 million in revenue that we believe will strengthen our product offerings and help us reduce costs.  We expect a final decision on these potential transactions in the third quarter of 2012."
Bernstein also announced that Bel's Board of Directors has authorized the repurchase of up to $10.0 million of the Company's Class B common shares in open market, privately negotiated or block transactions at the discretion of Bel's management.  The Board believes that Bel's common stock represents an attractive investment in light of the Company's opportunities, improving profitability, the benefits expected to accrue from its current cost reductions and strong cash position.

Second Quarter Results
For the three months ended June 30, 2012, net sales decreased to $73,222,000 compared to $79,173,000 for the second quarter of 2011.
Cost of sales increased slightly to 83.4% of sales for the second quarter of 2012, compared to 82.6% of sales for the second quarter of 2011, primarily because selling prices have not kept pace with the increase in wages in China.
Operating income for the second quarter of 2012 increased to $2,363,000, compared to $160,000 for the second quarter of 2011.  Excluding costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income was $2,568,000 for the second quarter of 2012, compared to $3,205,000 for the second quarter of 2011.
Net earnings for the second quarter of 2012 were $1,463,000, compared to a net loss for the second quarter of 2011 of $574,000.
Excluding the charges detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the second quarter of 2012 were $1,918,000.  This compares to non-GAAP net earnings for the second quarter of 2011, excluding charges, of $2,088,000.
Net earnings per diluted Class A common share for the second quarter of 2012 were $0.11, compared to a net loss per Class A common share of $0.05 for the second quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.15 for the second quarter of 2012, compared to $0.17 for the second quarter of 2011.
Net earnings per diluted Class B common share were $0.13 for the second quarter of 2012, compared to a net loss per Class B common share of $0.05 for the second quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.16 for the second quarter of 2012, compared to $0.18 for the second quarter of 2011.

(more)

Bel Reports Second Quarter Results
July 26, 2012
Page Three

Balance Sheet Data
As of June 30, 2012, Bel reported working capital of $165,641,000, including cash, cash equivalents and marketable securities of $87,363,000, a current ratio of 4.8-to-1, total long-term obligations of $13,679,000, and stockholders' equity of $222,557,000.  In comparison, at December 31, 2011, Bel reported working capital of $165,264,000, including cash, cash equivalents, and marketable securities of $93,972,000, a current ratio of 4.9-to-1, total long-term obligations of $13,406,000, and stockholders' equity of $221,080,000.

First Half Results
For the six months ended June 30, 2012, net sales decreased to $138,783,000 compared to $150,576,000 for the first half of 2011. Net earnings for this year's first half were $2,339,000, compared to net earnings of $2,670,000 for the first half of 2011.
Net earnings per diluted Class A common share for the first six months of 2012 were $0.18, compared to $0.21 for the same period of 2011.  Adjusted to exclude various amounts, detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.24 for the first six months of 2012, compared to $0.44 a year earlier.
Net earnings per diluted Class B common share for the first six months of 2012 were $0.20, compared to $0.23 for the same period of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.26 for the first six months of 2012, compared to $0.47 a year earlier.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (720) 565-0088, conference ID #12329359.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast will be available for replay for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #12329359, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements  regarding the effects and costs of, and the anticipated savings resulting from, Bel's streamlining activities,  the time required to implement such streamlining activities, Cinch's place in the aerospace market, anticipated changes in product offerings and the Company's ability to support more effectively its growing international customer base) are forward looking statements that involve risks and uncertainties.  Actual savings from the streamlining activities and the relocation from Vinita could materially differ from the amounts that the Company has projected, due principally to uncertainties associated with modifying existing approaches to operations.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

                                                                    (tables attached)                                                           #4847

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$73,222	$79,173	$138,783	$150,576

Costs and expenses:
Cost of sales	61,051	65,368	116,183	122,500
Selling, general and administrative	9,496	10,421	18,285	20,478
Litigation charges	26	3,224	26	3,224
Restructuring charge	245	--	382	--
Loss on disposal of property, plant and equipment	41	--	110	--

Total costs and expenses	70,859	79,013	134,986	146,202

Income from operations	2,363	160	3,797	4,374
Impairment of investment	(478)	--	(478)	--
Gain on sale of investment	--	119	--	119
Interest income and other, net	77	93	153	161

Earnings before provision for income taxes	1,962	372	3,472	4,654

Provision for income taxes	499	946	1,133	1,984

Net earnings (loss)	$1,463	$(574)	$2,339	$2,670

Earnings (loss) per Class A common share
basic and diluted	$0.11	$(0.05)	$0.18	$0.21

Weighted average Class A common shares outstanding
basic and diluted	2,175	2,175	2,175	2,175

Earnings (loss) per Class B common share
basic and diluted	$0.13	$(0.05)	$0.20	$0.23

Weighted average Class B common shares outstanding
basic and diluted	9,677	9,583	9,654	9,554

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	June 30,	Dec. 31,		June 30,	Dec. 31,
ASSETS	2012	2011	LIABILITIES & EQUITY	2012	2011
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$209,551	$207,689	Current liabilities	$43,910	$42,425
Property, plant
& equipment, net	37,656	39,414	Noncurrent liabilities	13,679	13,406
Goodwill and intangibles	17,316	15,040
Other assets	15,623	14,768	Stockholders' equity	222,557	221,080

Total Assets	$280,146	$276,911	Total Liabilities & Equity	$280,146	$276,911

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$2,363	$1,463	$0.11	$0.13	$3,797	$2,339	$0.18	$0.20
Restructuring charge, severance
and reorganization costs	170	127	0.01	0.01	494	328	0.03	0.03
Litigation charges	26	16	--	--	26	16	--	--
Fraud restitution	(72)	(45)	--	--	(72)	(45)	--	--
Loss on disposal
of property, plant and equipment	41	25	--	--	110	68	0.01	0.01
Acquisition and other related costs	58	36	--	--	101	63	0.01	0.01
Impairment of Pulse
shares, net of income tax	--	296	0.02	0.03	--	296	0.02	0.03

Non-GAAP measures(1)	$2,568	$1,918	$0.15	$0.16	$4,456	$3,065	$0.24	$0.26

	Three Months Ended June 30, 2011				Six Months Ended June 30, 2011
	Income from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$160	$(574)	$(0.05)	$(0.05)	$4,374	$2,670	$0.21	$0.23
Severance and plant closure costs	--	--	--	--	135	92	0.01	0.01
Litigation charges, net	2,824	2,599	0.21	0.22	2,824	2,599	0.21	0.22
Costs associated with Pulse proxy initiative	221	137	0.01	0.01	267	166	0.01	0.01
Gain on sale of Pulse
shares, net of income tax	--	(74)	(0.01)	(0.01)	--	(74)	(0.01)	(0.01)

Non-GAAP measures(1)	$3,205	$2,088	$0.17	$0.18	$7,600	$5,453	$0.44	$0.47

(1)       The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings (loss), earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance and reorganization, litigation charges, fraud restitution, losses on the disposal of property, plant and equipment, gains and losses related to marketable securities and acquisition-related costs facilitates comparison of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)       Net of income tax at effective rate in the applicable tax jurisdiction.

(3)       Individual amounts of earnings (loss) per share may not agree to the total due to rounding.